Prospectus Supplement No. 7

Filed Pursuant to Rule 424(b)(3)

File No. 333-138805

                                                     Prospectus Supplement No. 7

(to Final Prospectus dated December 1, 2006)

This Prospectus Supplement No. 7 supplements and amends the final prospectus dated December 1, 2006, as supplemented and amended by Supplement No. 1 thereto dated December 8, 2006, Supplement No. 2 thereto dated December 12, 2006, Supplement No. 3 thereto dated December 15, 2006, Supplement No. 4 thereto dated January 3, 2007, Supplement No. 5 thereto dated January 18, 2007, and Supplement No. 6 thereto dated March 16, 2007 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 947,687 shares of our common stock by certain selling shareholders.

On March 20, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K relating to the U.S. Food and Drug Administration’s 510(k) clearance of our SOLAR Surgical Ablation System.

This Prospectus Supplement No. 7 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 7 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “MCVI.”  On March 19, 2007, the closing price of a share on the OTC Bulletin Board was $2.30.

Investing in our common stock involves a high degree of risk, including the risk that we have no assurance of future profitability and the fact that the report of our independent registered public accounting firm expresses doubt about our ability to continue as a going concern.  See “Risk Factors” beginning on page 6 of the Final Prospectus dated December 1, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 7 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is March 20, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 19, 2007

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-33295	41-1717208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01        OTHER EVENTS

510(k) Clearance

On March 19, 2007, we issued a press release, which appears as Exhibit 99 hereto, announcing the U.S. Food and Drug Administration’s 510(k) clearance of our SOLAR Surgical Ablation System for the delivery of laser light to soft tissue during surgical procedures.  Indications include the incision, excision, dissection, vaporization, ablation, or coagulation of soft tissue.  Such press release is incorporated by reference in response to this Item 8.01.

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(d)      Exhibits

See “Exhibit Index.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: March 20, 2007
	By:	/s/Eapen Chacko
Eapen Chacko
Vice President, Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description

99	Press release, dated March 19, 2007.

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Exhibit 99

MedicalCV, Inc. Receives FDA 510(k) Clearance for Its
SOLAR(TM) Surgical Ablation System

MINNEAPOLIS — (BUSINESS WIRE) — March 19, 2007 — MedicalCV, Inc. (OTCBB:MCVI), www.medcvinc.com, announced today that it has received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) of its SOLAR™ Surgical Ablation System for the ablation of soft tissue.  MedicalCV developed the SOLAR System to enable automated, computer-controlled ablation in surgical procedures utilizing laser energy.

Marc P. Flores, President and CEO of MedicalCV commented, “The clearance of our SOLAR System represents achievement of our most significant milestone to date.  Along with our already-cleared ATRILAZE™ surgical ablation wands, this FDA clearance enables us to pursue the surgical ablation market with laser-based solutions for both soft and cardiac tissue.  We are excited to bring this breakthrough technology to market.”

About MedicalCV, Inc.

MedicalCV, Inc. is a medical device company that develops, manufactures and sells surgical ablation systems that utilize a laser energy technology platform to create precise lesions, or scars, on soft and cardiac tissues.  The Company’s core technologies are the SOLAR™ and ATRILAZE™ Surgical Ablation Systems for use in soft and cardiac tissue ablation procedures, respectively.  The ATRILAZE™ System has been utilized in concomitant open-heart and, by some cardiothoracic surgeons, in minimally invasive cardiac surgery procedures.  The Company’s common stock is traded on the OTC Bulletin Board under the symbol “MCVI.OB.”

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this release refer to the Company’s expectations regarding the development and commercialization of its SOLAR Surgical Ablation System.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: the Company’s ability to fund significant capital needs; the ability to gather acceptable clinical data in a timely manner to support regulatory clearances; the ability of the Company’s capital goods suppliers to provide it with suitable clinical product; competing technological and market developments; physician acceptance of the Company’s cardiovascular products; dependence upon governmental reimbursements and third party payers; and the strength of the market for cardiovascular products. For more detailed information about these risks and uncertainties, please review the Cautionary Statement set forth in the Company’s Quarterly Report on Form 10-QSB, as filed with the Securities and Exchange Commission on March 15, 2007.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts

MedicalCV, Inc.

Marc P. Flores, President & Chief Executive Officer

651-452-3000